Item 26h.xv.c

AMENDMENT TO PARTICIPATION AGREEMENT

This amendment (the “Amendment”) made and entered into this _22nd_ day of June, 2010, to the participation agreement by and among TRANSAMERICA LIFE INSURANCE COMPANY (the “Company”), on its own behalf and on behalf of each segregated asset account (individually an “Account”) of the Company, FINANCIAL INVESTORS VARIABLE INSURANCE TRUST (the “Fund”), ALPS ADVISORS, INC. (the “Adviser”) and ALPS DISTRIBUTORS, INC. (the “Distributor”) (collectively, the “parties”).

WITNESSETH:

WHEREAS, the parties hereto have entered into a Participation Agreement, dated as of the 30th of October, 2007, (the “Agreement”), pursuant to which the Fund has agreed to make shares of the Fund available for purchase and redemption by certain Accounts of the Company in connection with the Company’s variable Contracts; and

WHEREAS, the parties desire to modify the Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby acknowledge and agree as follows:

1. Defined Terms.  Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

2. Amendment to Agreement.  The Agreement is hereby amended by replacing Schedule A of the Agreement with Schedule A attached to this Amendment.

3. Terms and Conditions. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

4.           Binding Authority. Each of the parties hereby represents and warrants that the execution, delivery and performance of this Amendment are within the party’s corporate power and have been or will be duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

5. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written.

FINANCIAL INVESTORS VARIABLE INSURANCE TRUST
By: /s/ David Buhler

Name: David Buhler

Title: Secretary

ALPS ADVISORS, INC.

By: /s/ Thomas A. Carter

Name: Thomas A. Carter

Title: President

ALPS DISTRIBUTORS, INC.

By: /s/ Thomas A. Carter

Name: Thomas A. Carter

Title: President

TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/ Harold M. Buckner, Jr.

Name: Harold M. Buckner, Jr.

Title: SVP

PARTICIPATION AGREEMENT

SCHEDULE A

The following Separate Accounts and Associated Contracts of Transamerica Life Insurance Company are permitted in accordance with the provisions of this Agreement to invest in Portfolios of the Fund shown in Schedule B:

Contracts Funded by Separate Account	Name of Separate Account
Advantage V	PFL Corporate Account One
Advantage VI	PFL Corporate Account One
Advantage X	Transamerica Corporate Separate Account Sixteen
Advantage R3	Transamerica Separate Account R3

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